WPT Enterprises, Inc. Announces Results for the Fourth Quarter 2004

WEST HOLLYWOOD, CA, March 8, 2005 – WPT Enterprises, Inc. (WPTE) announced results today for the fourth quarter ended January 2, 2005. Highlights for the quarter included strong holiday sales of WORLD POKER TOUR™ (WPT) branded consumer products, the announcement of a sponsor for Season 3 of the WPT in Anheuser-Busch Michelob AmberBock, the closing of agreements to expand distribution of the WPT television show to additional international territories including the Caribbean and Latin America and the finalization of the Company’s agreement with WagerWorks to develop a WPT-branded real-money gaming website.

Revenues for the fourth quarter of 2004 (ended January 2, 2005) were $5.7 million compared with $379,000 in the fourth quarter of 2003. Total revenues for the twelve-month period ended January 2, 2005 were $17.6 million compared with $4.3 million for the corresponding period in 2003. Net loss for the quarter was $459,000 or a loss per fully diluted share of $0.02. Earnings for the twelve-month period were $752,000 or earnings per fully diluted share of $0.04.

“We are extremely pleased with our fourth quarter 2004 results — representing our first full quarter as a public company — highlighted by the expansion of the distribution of the WORLD POKER TOUR® show to over 60 countries,” said Steve Lipscomb, President of WPTE. “The success of the show - the highest rated series in Travel Channel history — continues to generate new business opportunities for the company through branded merchandise, sponsorships and online gaming.”

Domestic television license revenues grew to $3.2 million in the fourth quarter of 2004 from $300,000 in the fourth quarter of 2003. The company delivered eight Season 3 episodes to the Travel Channel during the fourth quarter of 2004 compared to one Season 2 episode delivered during the fourth quarter of 2003. The remaining Season 3 episodes are expected to be delivered in the first and second quarters of 2005. Additional revenues of $2.5 million in the fourth quarter of 2004 were derived from a combination of international television licensing, product licensing, merchandise sales and sponsorship fees.

Cost of revenues of $3.2 million in the fourth quarter of 2004 was related primarily to the production of Season 3 episodes of the WORLD POKER TOUR® show and the production of the premiere season of the PROFESSIONAL POKER TOUR™, WPTE’s newest television show concept. Also included in cost of revenues in the fourth quarter of 2004 was approximately $656,000 in non-cash compensation expenses related to consultant stock options that were granted at the inception of the company. Cost of revenues of $317,000 in the fourth quarter of 2003 was related primarily to the production of Season 2 episodes of the WORLD POKER TOUR® show. Cost of revenues in the fourth quarter of 2003 also included $113,000 in non-cash compensation expenses related to consultant stock options.

Overall gross margins were 44.4% in the fourth quarter of 2004 compared to 16.4% for the fourth quarter of 2003. The higher gross margins in the fourth quarter of 2004 reflect higher revenues from international television licensing and product licensing during the quarter.

Selling and administrative expenses were $3.0 million in the fourth quarter of 2004 reflecting increased headcount costs, professional service fees, and product licensing commissions. Selling and administrative expenses in the fourth quarter of 2003 were $624,000 primarily consisting of headcount costs.

As of January 2, 2005, the Company had no debt. Total cash and short-term investments available was approximately $32.3 million.

WPTE’s continued attention to expanding the reach of the television show has translated into leverageable opportunities in merchandising, consumer products, events and international distribution. The addition of an international gaming site — to be deployed in conjunction with WagerWorks in the second quarter of 2005 — will enable WPTE to build on its positive momentum during the upcoming year. Due to fewer episodes scheduled to be delivered during the period, revenue in the first quarter of 2005 is forecast to range from $2.9 — $3.5 million.

“We believe that the WPTE has established an excellent foundation for future growth as evidenced by our healthy financial position and expanding relationships,” said Mr. Lipscomb. “Our early mover advantage in the U.S. — the world’s largest poker market — has provided us with an opportunity to leverage our brand in new markets internationally and online. Consequently, we expect the strength of the WPTE brand and the quality of our customer experience will help to expand our base of customers and partners in 2005.”

About WPT Enterprises, Inc.
WPT Enterprises, Inc. (Nasdaq: WPTE) is a company engaged in the creation of internationally branded entertainment and consumer products driven by the development, production, and marketing of televised programming based on gaming themes. WPTE is the creator of the World Poker Tour®, a television show based on a series of high-stakes poker tournaments that airs on the Travel Channel in the United States and more than 60 markets globally. WPT Enterprises currently licenses its brand to companies in the business of poker equipment and instruction, apparel, publishing, electronic and wireless entertainment, DVD/home entertainment, casino games, and giftware. For show information, tools for improving poker play, and other WPT news, fans may log on to www.worldpokertour.com. The company is also engaged in the sale of corporate sponsorships. WPT Enterprises, Inc. is a majority owned subsidiary of Lakes Entertainment, Inc. (Nasdaq: LACO). Photos and media information can be found online at: www.worldpokertour.com.

All trademarks and copyrights contained herein are the property of their respective holders.

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This press release contains forward-looking statements made in reliance upon the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended, and section 21E of the Securities Exchange Act of 1934, as amended. The statements contained herein which are not historical facts are considered forward-looking statements under federal securities laws. Such forward-looking statements are based on the beliefs of our management as well as assumptions made by and information currently available to them. Although WPT Enterprises, Inc. believes that the current views and expectations reflected in these forward-looking statements are reasonable, these views and expectations, and the related statements, are inherently subject to risks, uncertainties, and other factors, many of which are not under WPT Enterprises, Inc.’s control and may not even be predictable. Any inaccuracy in the assumptions, as well as those risks, uncertainties, and other factors could cause the actual results to differ materially from those in the forward-looking statements. These important factors are described from time to time in the reports filed by WPT Enterprises, Inc. with the Securities and Exchange Commission, including its quarterly reports on Form 10-Q.

Company Contact:	Todd Steele, Chief Financial Officer 323-850-2914 tsteele@worldpokertour.com

Investor Contact:	Augustine Okwu Jr.

203-682-8244
aokwu@icrinc.com
Andrew Greenebaum
310-395-2215
agreenebaum@icrinc.com
Integrated Corporate Relations, Inc.

Financial Statements to follow

WPT ENTERPRISES, INC.
Statements of Earnings (Loss)
Three months ended January 2, 2005 and December 28, 2003
	(unaudited)
	2004	2003
	(In thousands, except per share
data)
Revenues:
License fees:
Domestic television	$3,175	$300
International television	617	—
Product licensing	1,726	—

Total License Fees	5,518	300
Host fees	—	—
Sponsorship	73	—
Merchandise	91	79
Home Entertainment	43	—

Total Revenues	5,725	379

Cost of Revenues	3,185	317

Gross Profit	2,540	62
Expenses:
Selling and administrative	3,028	624
Depreciation	20	44

Total Expenses	3,048	668

Loss From Operations	(508)	(606)

Other Income (Expense):
Interest income	90	—
Interest expense	—	(39)

Loss before income taxes	(418)	(645)

Income tax provision	(41)	—

Net Loss	($459)	($645)

Net Loss Per Common Share — Basic	($0.02)	($0.05)

Net Loss Per Common Share — Diluted	($0.02)	($0.05)

Weighted Average Common Shares Outstanding — Basic	18,765	13,360

Dilutive Effect of Restricted Stock	-	-
Dilutive Effect of Stock Options	-	-
Dilutive Effect of Common Shares Subject to Repurchase	-	-

Weighted Average Common Shares Outstanding — Diluted	18,765	13,360

WPT ENTERPRISES, INC.
Statements of Earnings (Loss)
Years ended January 2, 2005 and December 28, 2003
	(unaudited)
	2004	2003
	(In thousands, except per share
data)
Revenues:
License fees:
Domestic television	$12,720	$3,884
International television	1,127	—
Product licensing	1,938	—

Total License Fees	15,785	3,884
Host fees	850	250
Sponsorship	583	—
Merchandise	296	126
Home entertainment	43	—

Total Revenues	17,557	4,260

Cost of Revenues	10,244	2,687

Gross Profit	7,313	1,573
Expenses:
Selling and administrative	6,501	1,817
Depreciation	131	107

Total Expenses	6,632	1,924

Earnings (Loss) From Operations	681	(351)

Other Income (Expense):
Interest income	146	—
Interest expense	(34)	(142)

Earnings (Loss) before income taxes	793	(493)

Income tax provision	(41)	—

Net Earnings (Loss)	$752	($493)

Net Earnings (Loss) Per Common Share — Basic	$0.05	($0.04)

Net Earnings (Loss) Per Common Share — Diluted	$0.04	($0.04)

Weighted Average Common Shares Outstanding — Basic	15,856	13,213

Dilutive Effect of Restricted Stock	1,293	-
Dilutive Effect of Stock Options	901	-
Dilutive Effect of Common Shares Subject to Repurchase	30	-

Weighted Average Common Shares Outstanding — Diluted	18,080	13,213

	WPT ENTERPRISES, INC.
	Balance Sheets
	January 2, 2005 and December 28, 2003
	(unaudited)
	January 2, 2005	December 28, 2003
	(In thousands)
Assets
Current Assets:
Cash and cash equivalents	$18,975	$—
Short-term investments	13,305	—
Accounts receivable, net	1,950	332
Deferred tax assets	136	—
Inventory	52	10
Television costs	917	1,979
Other current assets	624	113

Total Current Assets	35,959	2,434

Property and Equipment-Net	703	112

Other Assets:
Cash and cash equivalents-restricted	244	-
Investment	207	—

Total Other Assets	451	—

Total Assets	$37,113	$2,546

Liabilities and Shareholders’ Equity
Current Liabilities:
Outstanding checks in excess of bank balance	$-	$184
Accounts payable	17	74
Due to parent	16	240
Deferred revenue	3,280	505
Accrued payroll and related	292	40
Accrued expenses	1,321	243

Total Current Liabilities	4,926	1,286

Note Payable to Parent	—	3,429
Total Liabilities	4,926	4,715

Common Shares Subject to Repurchase	618	-
Commitments and Contingencies
Shareholders’ Equity
Class A Units — par value of $1.28
Authorized 93 units; 0 and 93 issued and	—	119
outstanding
Class B Units — par value of $1.28
Authorized 7 units; 0 issued and outstanding	—	—
Preferred Stock, par value of $0.001
Authorized 20,000 shares; 0 issued and	—	—
outstanding
Common Stock, $0.001 par value authorized 100,000 shares;
19,480 issued and outstanding	19	—
Additional paid-in-capital	32,767	361
Accumulated deficit	(1,205)	(2,637)
Accumulated other comprehensive loss	(6)	-
Deferred compensation	(6)	(12)

Total Shareholders’ Equity	31,569	(2,169)

Total Liabilities and Shareholders’ Equity	$37,113	$2,546